MOEN AND COMPANY, LLP
                         1400 - 701 West Georgia Street
                             Vancouver BC, V7Y 1C6




October 12, 2006

The United States Securities
& Exchange Commission
Division of Corporate Finance
450 Fifth Street, NW
Washington, D.C.  20549



Dear Sirs:

Re:    Resignation as Auditor of AAA Energy Inc. (the "Company")

We have reviewed the Company's current report on Form 8-K regarding our resignation on July 21, 2006 as auditor and independent accountant and are in agreement with the disclosure contained therein.

We confirm that there were no disagreements between the Company and us at any time during the period that we acted as principal accountant up to and including the date of our resignation on July 21, 2006.

Yours truly,



/s/ Moen and Company, LLP



Moen and Company, LLP